Filed Pursuant to Rule 433

Registration No. 333-205684

April 4, 2017

FREE WRITING PROSPECTUS

(To Prospectus dated April 3, 2017)

Congratulations Lauren!

With Rich Uncles, you have discovered an innovative way to own and benefit from income-producing commercial real estate.

How it works

Creditworthy tenants pay us rent which we distribute to you.

With investments starting at $500, you’ll own shares of our growing portfolio of commercial properties	Our portfolio of properties generates monthly tenant rental income	We pay you monthly cash dividends from the collected rent Disclosure*

Ready to get started? Let us know the best way to help you!
Which of the following is the #1 financial goal you would like to achieve with Rich Uncles

Generate and stabilize my retirement portfolio

Generate Cash Flow

Diversify my current financial portfolio

Invest in commercial real estate

Attain a better rate of return than what my bank offers

Not Sure

Our Investor Relations team is standing by to assist you. If you have any questions about our Real Estate Investment Trust, business model, or Prospectus, call (855) Rich-Uncles or simply reply to this email.

Sincerely,

Rich Uncles Investor Relations
(855) Rich-Uncles

Terms of Use | Privacy Policy | Unsubscribe | Subscription preferences

Rich Uncles NNN REIT, Inc. has filed a registration statement (including a prospectus) with the US Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should carefully read the prospectus in the registration statement and the other documents Rich Uncles NNN REIT has filed with the SEC for more complete information about Rich Uncles and the securities offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Rich Uncles will arrange to send you the prospectus if you request it by calling toll-free (855) Rich-Uncles or emailing prospectus-nnn@richuncles.com, or by visiting http://www2.richuncles.com/e/209752/e-/zyh4/35341895209752/prospectus-nnn/z4kq/34196217. This is not an offering, which may be made only by prospectus. The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful. The $1 Billion offering of our common stock is currently approved in the following States: California, Colorado, Connecticut, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Kentucky, Louisiana, Nevada, Montana, New Hampshire, New York, South Dakota, Texas, Utah, Vermont, Virginia, Wisconsin and Wyoming. No offer to sell any securities, and no solicitation of an offer to buy any securities, is being made in any jurisdiction in which such offer, sale or solicitation would not be permitted by applicable law. We continue to seek approval of other States and we frequently update our approved States list on our website (http://www2.richuncles.com/e/209752/e-/zyh4/35341895209752/2017-03-28/z4ks/34196217).

Our mailing address is:

Rich Uncles

3080 Bristol Street, Suite 550

Costa Mesa, CA 92626

RichUncles © 2017 All Rights Reserved

Hello Lauren,

Have you met Uncle Ray, Uncle Harold, and Uncle Howard?

In 2012, they built the Rich Uncles Investment Platform with the shared belief that commercial real estate investing should be available to everyone. Utilizing their combined century of commercial real estate investing experience, they regard themselves as trusted stewards of investors’ hard-earned money.

Billions in Real Estate Bought, Managed, Sold

Proven Experts | Highest Integrity

In 2006, Uncle Ray launched the idea of "Real Estate Investing for Everyone" and Rich Uncles was born.

Ray is the Chairman of CBRE Group, Inc. (NYSE:CBG), a Fortune 500 company that is the world's largest commercial real estate services and investment firm with 2016 revenues of $13 billion.

Uncle Harold is responsible for the overall direction of Rich Uncles and heads the Real Estate investment committee.

Harold is a seasoned real estate expert with $2 billion in transactional experience. He is a graduate of the UCLA School of Law.

Uncle Howie is in charge of technology, investor relations and marketing for Rich Uncles.

Howard is a successful entrepreneur who has created businesses in commercial real estate, renewable energy, and computer gaming.

Ready to get started? Let us know the best way to help you!

Which of the following is the #1 financial goal you would like to achieve with Rich Uncles

Generate and stabilize my retirement portfolio

Generate Cash Flow

Diversify my current financial portfolio

Invest in commercial real estate

Attain a better rate of return than what my bank offers

Not Sure

Our Investor Relations team is standing by to assist you. If you have any questions about our Real Estate Investment Trust, business model, or Prospectus, call (855) Rich-Uncles or simply reply to this email.

Sincerely,

Rich Uncles Investor Relations

(855) Rich-Uncles

Terms of Use | Privacy Policy | Unsubscribe | Subscription preferences

Rich Uncles NNN REIT, Inc. has filed a registration statement (including a prospectus) with the US Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should carefully read the prospectus in the registration statement and the other documents Rich Uncles NNN REIT has filed with the SEC for more complete information about Rich Uncles and the securities offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Rich Uncles will arrange to send you the prospectus if you request it by calling toll-free (855) Rich-Uncles or emailing prospectus-nnn@richuncles.com, or by visiting http://www2.richuncles.com/e/209752/e-/zyh4/35341895209752/prospectus-nnn/z4kq/34196217. This is not an offering, which may be made only by prospectus. The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful. The $1 Billion offering of our common stock is currently approved in the following States: California, Colorado, Connecticut, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Kentucky, Louisiana, Nevada, Montana, New Hampshire, New York, South Dakota, Texas, Utah, Vermont, Virginia, Wisconsin and Wyoming. No offer to sell any securities, and no solicitation of an offer to buy any securities, is being made in any jurisdiction in which such offer, sale or solicitation would not be permitted by applicable law. We continue to seek approval of other States and we frequently update our approved States list on our website (http://www2.richuncles.com/e/209752/e-/zyh4/35341895209752/2017-03-28/z4ks/34196217).

Our mailing address is:

Rich Uncles
3080 Bristol Street, Suite 550
Costa Mesa, CA 92626

RichUncles © 2017 All Rights Reserved

Why Rich Uncles NNN REIT?

HERE ARE THE DETAILS YOU NEED TO KNOW ABOUT RICH UNCLES IN ORDER TO MAKE AN INFORMED INVESTMENT DECISION.

What is a REIT?

A REIT is an entity that combines the capital of multiple investors, like you, to purchase real estate. With Rich Uncles, you own shares in a commercial real estate investment portfolio that is professionally managed, large in scale, and diversified.

Real Estate Investment Trust

A corporation that owns income-producing real estate and must distribute 90% of its taxable income to its shareholders

Created by U.S Congress

Established in the 1960's to allow individual investors the opportunity to own interests in large real estate portfolios

Allows Investors to Earn Income schedule a call.

Investors earn a share of the income produced from a real estate investment portfolio - without having to find, buy, and manage properties themselves

What Makes Rich Uncles Unique?

Rich Uncles is unique for two main reasons:

First, Rich Uncles is a non-traded REIT, meaning it is registered with the Securities and Exchange Commission (SEC), with public company financial reporting responsibilities, but not traded on a stock market like the NYSE or NASDAQ. Therefore, the value of Rich Uncles’ shares and dividends are derived from the performance of our commercial real estate portfolio, and not the miscellaneous forces that drive the volatile stock market.

Second, unlike other non-traded REITs, Rich Uncles sells shares directly to the investor and not through broker-dealers and advisers, who are paid commissions and fees. As a result, Rich Uncles can deliver a real estate product to the market that has roughly 10% more of your investment amount actually invested in real estate, rather than lining the pockets of broker-dealers.

How Can I Build Wealth with Rich Uncles?

Rich Uncles has historically distributed to our investors, each month, a 7% annualized dividend derived from rental payments submitted by our creditworthy tenants. Investors can choose to enjoy these dividends as cash flow, or to automatically reinvest their dividends back into the Rich Uncles REITs and compound their ownership.

What Types of Properties Does Rich Uncles Purchase on my Behalf?

Each property added to Rich Uncles' portfolio is strictly vetted through our comprehensive purchasing strategy. Summarized below are six guidelines we follow:

Lease Terms

Rich Uncles staggers lease renewal events, with remaining lease terms for our current tenants ranging from 5 to 14 years.

Tenants

Rich Uncles acquires only single-tenant properties that are currently leased by creditworthy corporate tenants.

Triple Net

Rich Uncles' "Triple Net" lease structure ensures that our tenants are responsible for taxes, insurance, and maintenance

Limited Debt

We limit debt to 50% of the property purchase value. This is a very conservative financial structure compared to most alternative platforms.

Diversified Portfolio

With our diversified property portfolio, the risk of tenants’ inability to pay rent is spread across our entire REIT.

Geographical Diversification

Broad geographic diversification helps prevent a single region's economy from having a significant effect on on our REIT performance.

Now that you have a better understanding of how our REITs work and the way Rich Uncles invests your dollars, please schedule a call

Hello Lauren,

You have discovered Rich Uncles' investment platform and have met the “Uncles” responsible for guiding our vision, now it’s time to understand how our investment process may benefit you.

Click the link below to learn more about Rich Uncles NNN REIT:

•	What makes our strategy unique

•	How we select income-producing commercial real estate

Ready to get started? Let us know the best way to help you!

Which of the following is the #1 financial goal you would like to achieve with Rich Uncles

•	Why your portfolio should feature an investment in Rich Uncles

Generate and stabilize my retirement portfolio

Generate Cash Flow

Diversify my current financial portfolio

Invest in commercial real estate

Attain a better rate of return than what my bank offers

Not Sure

Our Investor Relations team is standing by to assist you. If you have any questions about our Real Estate Investment Trust, business model, or Prospectus, call (855) Rich-Uncles or simply reply to this email.

Sincerely,

Rich Uncles Investor Relations
(855) Rich-Uncles

Terms of Use | Privacy Policy | Unsubscribe | Subscription preferences

Rich Uncles NNN REIT, Inc. has filed a registration statement (including a prospectus) with the US Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should carefully read the prospectus in the registration statement and the other documents Rich Uncles NNN REIT has filed with the SEC for more complete information about Rich Uncles and the securities offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Rich Uncles will arrange to send you the prospectus if you request it by calling toll-free (855) Rich-Uncles or emailing prospectus-nnn@richuncles.com, or by visiting http://www2.richuncles.com/e/209752/e-/zyh4/35341895209752/prospectus-nnn/z4kq/34196217. This is not an offering, which may be made only by prospectus. The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful. The $1 Billion offering of our common stock is currently approved in the following States: California, Colorado, Connecticut, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Kentucky, Louisiana, Nevada, Montana, New Hampshire, New York, South Dakota, Texas, Utah, Vermont, Virginia, Wisconsin and Wyoming. No offer to sell any securities, and no solicitation of an offer to buy any securities, is being made in any jurisdiction in which such offer, sale or solicitation would not be permitted by applicable law. We continue to seek approval of other States and we frequently update our approved States list on our website (http://www2.richuncles.com/e/209752/e-/zyh4/35341895209752/2017-03-28/z4ks/34196217).

Our mailing address is:

Rich Uncles

3080 Bristol Street, Suite 550

Costa Mesa, CA 92626

RichUncles © 2017 All Rights Reserved

Hello Lauren,

Teachers, Little League coaches, IT managers, bank tellers, firefighters —people from all walks of life have become commercial real estate investors through the Rich Uncles platform.

Read the stories that our investors have shared, and begin your own journey with Rich Uncles. Build your wealth. Write your story.

Real People, Real Investors.

Rich Uncles investors share their stories.

“My experience with RichUncles has been great. I’m new to this kind of investing format, so I was a little nervous in the beginning. But, the staff has been helpful, professional and reassuring. I look forward to being apart of RichUncles for a very long time.”

Todd Woodson

IT Specialist

Read More

“As a Real Estate attorney, I have seen very few investment vehicles as well organized and thought out as Rich-Uncles. They have an ideal business model for private commercial REIT’s in this economy. The relatively low minimum investment requirement allows the average person to participate in a method of investing that would otherwise be restricted to high net worth 'qualified investors' under SEC regulations.”

Douglas Hanchar
Associate at Barnes law LLP

Read More

“I own a few rental properties but I like the thought of divesting into other options in the real estate market. I attended an open house at the Rich Uncles Irvine office and was impressed with the information I received there as well as the future growth opportunities that the organization is looking into.”

Tina Wilson

IT Manager

Ready to get started? Let us know the best way to help you!

Which of the following is the #1 financial goal you would like to achieve with Rich Uncles

Generate and stabilize my retirement portfolio

Generate Cash Flow

Diversify my current financial portfolio

Invest in commercial real estate

Attain a better rate of return than what my bank offers

Not Sure

Our Investor Relations team is standing by to assist you. If you have any questions about our Real Estate Investment Trust, business model, or Prospectus, call (855) Rich-Uncles or simply reply to this email.

Sincerely,

Rich Uncles Investor Relations
(855) Rich-Uncles

Terms of Use | Privacy Policy | Unsubscribe | Subscription preferences

Rich Uncles NNN REIT, Inc. has filed a registration statement (including a prospectus) with the US Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should carefully read the prospectus in the registration statement and the other documents Rich Uncles NNN REIT has filed with the SEC for more complete information about Rich Uncles and the securities offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Rich Uncles will arrange to send you the prospectus if you request it by calling toll-free (855) Rich-Uncles or emailing prospectus-nnn@richuncles.com, or by visiting http://www2.richuncles.com/e/209752/e-/zyh4/35341895209752/prospectus-nnn/z4kq/34196217. This is not an offering, which may be made only by prospectus. The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful. The $1 Billion offering of our common stock is currently approved in the following States: California, Colorado, Connecticut, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Kentucky, Louisiana, Nevada, Montana, New Hampshire, New York, South Dakota, Texas, Utah, Vermont, Virginia, Wisconsin and Wyoming. No offer to sell any securities, and no solicitation of an offer to buy any securities, is being made in any jurisdiction in which such offer, sale or solicitation would not be permitted by applicable law. We continue to seek approval of other States and we frequently update our approved States list on our website (http://www2.richuncles.com/e/209752/e-/zyh4/35341895209752/2017-03-28/z4ks/34196217).

Our mailing address is:

Rich Uncles

3080 Bristol Street, Suite 550

Costa Mesa, CA 92626

RichUncles © 2017 All Rights Reserved